Bank of South Carolina Corporation
P.O. Box 538
Charleston, SC 29402

CONTACT:	William L. Hiott, Jr.
TELEPHONE:	(843) 724-1500
DATE:	January 14, 2010

FOR USE: IMMEDIATE

NEWS RELEASE

FOR IMMEDIATE RELEASE

Bank of South Carolina Corporation Announces Earnings for 2009

Charleston, SC –“The financial world has endured a lot since August 2007, but our Company had both growth and profitability during this period,” stated Hugh C. Lane, Jr., President and Chief Executive Officer of The Bank of South Carolina.   For the year ended December 31, 2009 the Company earned $1,869,854 or $.47 per share, down 36.38% or $1,069,443 from $2,939,297 for the year ended December 31, 2008.  During the second half of the year, the Company allocated an additional $2,000,000 to the provision for loan losses which resulted in the decrease in yearly earnings. Fourth quarter earnings of $270,970 or $.07 per share, were a decrease compared to  $783,862 for the three months ended December 31, 2008.  Returns on average assets and average equity of .73% and 6.79% compared to 1.28% and 11.10% for the year ended December 31, 2008.

Mr. Lane stated, “During 2009 we met three of our four primary goals: maintaining our net interest spread, and exceeding both our loan and deposit growth objectives.  Net loans increased 17.67% to $214,288,939.  Deposits increased 7.00% to $229,837,680.  We did not meet our profit plan for the year due to the aforementioned loan loss provision; however, by doing so we have positioned the Company very favorably for 2010. Our mortgage department had record originations of $101,332,065 an increase of 157.31% over originations for the year ended 2008.  In the last half of the year we had a significant increase in new mortgage home financing.”

The Bank of South Carolina, a De Novo Charter, which opened in 1987 at 256 Meeting Street, has offices in Summerville, Mt. Pleasant, and the West Ashley community.  Our website is www.banksc.com.  Bank of South Carolina Corporation currently trades its common stock on the NASDAQ stock market under the symbol “BKSC”.  Select market makers for the stock for Bank of South Carolina Corporation are: Knight Equity Markets, LP and USB Securities, LLC.

Bank of South Carolina
Corporation (BKSC)
Report of Earnings

	December 31,	December 31,
	2009	2008

Shares Outstanding BKSC Common Stock	4,002,910	3,976,599

Book Value Per Share	$6.89	$6.74

Total Assets	$265,454,881	$243,665,930

3 Months Ending

Net Income	$270,970	$783,862

Basic Earnings Per Share	$.07	$.20

Diluted Earnings Per Share	$.07	$.20

Weighted Average Shares Outstanding Basic	4,002,910	3,976,246

Weighted Average Shares Outstanding Diluted	4,002,910	3,976,246

12 Months Ending

Net Income	$1,869,854	$2,939,297

Basic Earnings Per Share	$.47	$.74

Diluted Earnings Per Share	$.47	$.74

Weighted Average Shares Outstanding Basic	3,991,668	3,966,193

Weighted Average Shares Outstanding Diluted	3,991,668	3,977,714